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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
1-800 CONTACTS, INC.

        We consent to the use of our report dated February 11, 2003 (except with respect to Note 13 for which the date is March 13, 2003), with respect to the consolidated balance sheet of 1-800 CONTACTS, INC. and subsidiaries as of December 28, 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for the fiscal year then ended included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah
September 26, 2003

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Independent Auditors' Consent